EXHIBIT 99.1

LFTD Partners Inc. Reports First Quarter 2024 Financial Results

JACKSONVILLE, FL / ACCESSWIRE / May 15, 2024 / LFTD Partners Inc. ("LFTD Partners" or the "Company") (OTCQB: LIFD), the corporate parent of leading hemp and psychoactive products maker Lifted Made, today reported its financial results for the first quarter ended March 31, 2024. Financial results are reported in accordance with U.S. generally accepted accounting principles and all currency is in U.S. dollars.

Income Statement – Q1 2024 Compared to Q1 2023:

•	Revenue decreased 14% to $10,666,649, down from $12,461,793
•	Operating loss was $122,334, compared to a loss of $104,884
•	Net loss was $1,141,004, compared to a loss of $141,742
•	Basic loss per share was $0.08, compared to a basic loss per share of $0.01
•	Diluted loss per share was $0.08, compared to a diluted loss per share of $0.01
•	Basic and diluted weighted average shares outstanding for the three months ended March 31, 2024 were both 14,805,678

Balance Sheet – March 31, 2024 Compared to December 31, 2023:

•	Cash on hand increased 0% to $4,376,185, up from $4,357,539
•	Inventory decreased 25% to $7,659,443, down from $10,174,667
•	Current assets decreased 15% to $18,465,296, down from $21,668,980
•	Current ratio increased to 2.62 from 2.49
•	Working capital decreased 12% to $11,410,369, down from $12,982,236
•	Notes payable to Surety Bank decreased 3% to $3,732,472, down from $3,854,851

Earnings Conference Call and Webcast Information:

LFTD Partners will host an earnings conference call and webcast today, Wednesday, May 15, 2024 at 8:30 AM ET to discuss the foregoing financial results, and also to provide updates on certain Company developments, including product and geographical expansions, stock buybacks, as well as challenges currently faced by the Company, including regulatory challenges and inventory write offs.

Participant phone numbers:

Toll Free: 877-545-0320

International: 973-528-0002

Participant Access Code: 362392

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Webcast event link:

https://www.webcaster4.com/Webcast/Page/2916/50629

The participant phone numbers and webcast event link are shown on the Investor Relations section of LFTD Partners' website at https://www.lftdpartners.com/investors.

The webcast replay will also be available on the Investor Relations section of LFTD Partners' website.

Although attendees will have the opportunity to submit questions during the earnings conference call, attendees are encouraged to submit questions prior to the call by emailing them to: jakejacobs@lftdpartners.com.

About LFTD Partners Inc.

Publicly traded LFTD Partners Inc., Jacksonville, FL (OTCQB: LIFD) is the parent corporation of Lifted Made, Kenosha, WI (www.urb.shop), which manufactures and sells hemp-derived and other psychoactive products under its award-winning Urb Finest Flowers brand. Lifted Made is the worldwide, exclusive manufacturer and seller of Diamond Supply Co. (www.DiamondSupplyCo.com), and Cali Sweets hemp-derived products, and is the exclusive manufacturer and seller in the USA of hemp-derived products for a subsidiary of a large, publicly traded US marijuana company. LFTD Partners Inc. also owns 4.99% of CBD-infused beverage and products maker Ablis (www.Ablis.shop), and of craft distillers Bendistillery Inc. d/b/a Crater Lake Spirits (www.CraterLakeSpirits.com) and Bend Spirits, Inc. all located in Bend, OR. Please read LIFD's filings with the U.S. Securities and Exchange Commission which fully describe our business and the Risk Factors associated therewith. Stay updated with our company news and product launches by subscribing to our newsletters at www.LFTDPartners.com and at www.urb.shop.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this document are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes the operations, financing, growth, performance, products, plans and expectations of LFTD Partners Inc. and Lifted Made. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to these companies' actual operations, financing, growth, performance, products, plans or results of these companies differing materially from those expressed or implied by the forward-looking statements. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain other factors, including the risk factors set forth in LFTD Partners Inc.'s filings with the Securities and Exchange Commission. This press release does not constitute an offer to sell common stock or any other securities of LFTD Partners Inc.

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CONTACTS:

Gerard M. Jacobs, Chairman and CEO of LFTD Partners Inc.

(847) 915-2446

GerardMJacobs@LFTDPartners.com

www.LFTDPartners.com

Nicholas S. Warrender, Vice Chairman and COO of LFTD Partners Inc.

(224) 577-8148

CEO@urb.shop

www.LFTDPartners.com

William C. "Jake" Jacobs, President and CFO of LFTD Partners Inc.

(847) 400-7660

JakeJacobs@LFTDPartners.com

www.LFTDPartners.com

SOURCE: LFTD Partners Inc.

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